EXHIBIT 99

PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

PEOPLES BANCORP INC. (Nasdaq: PEBO)

TELECONFERENCE CALL TO DISCUSS 4Q and 2006 ANNUAL EARNINGS

Thursday, January 25, 2007	11:00 am local time

Facilitator:

Good morning, and welcome to Peoples Bancorp’s conference call. My name is Shamara, and I will be your conference facilitator today. Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter and year ended December 31, 2006.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star and number one on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press the pound key.

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples’ Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.

Peoples’ 4th quarter and 2006 annual earnings statement was released this morning and is available at peoplesbancorp.com.

This call will include about 20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer; and Don Landers, Chief Financial Officer. Both gentlemen will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mr. Mark Bradley:

Thank you. Good morning, and welcome to those joining us. We appreciate your interest in Peoples Bancorp.

Today, Peoples Bancorp reported 2006 annual net earnings of $21.6 million or $2.01 per share, a 4% increase over 2005’s $1.94 per share. Return on average assets and equity were 1.15% and 11.33% respectively for the year, and shareholders also benefited from our 41st consecutive year of dividend growth, as dividends increased 6% to $0.83 cents per share.

Fourth quarter 2006 net earnings were $0.44 per share, down from $0.53 per share a year ago, due mainly to higher provision for loan losses.

Despite a challenging interest rate curve and competitive operating environment, combined with the higher than normal provision for loan losses, Peoples achieved year-over-year earnings growth due to stronger non-interest income, good loan growth, and flat non-interest expense.

The first highlight of 2006 that I’d like to touch on was our 7% increase in non-interest income. Some time ago, Peoples Bancorp began diversifying revenue streams by growing our fee-based businesses. In 2006, we saw the benefits of this strategy as the flat interest rate environment prevented net interest margin expansion. The bulk of our non-interest revenue gains in 2006 were generated by our insurance, brokerage, and wealth management businesses, combining to increase revenues by $1.2 million or 8% over 2005.

It is important to note that about $500,000 of this growth was due to higher insurance contingency income, which can be quite difficult to predict. We don’t expect insurance contingency income to be as high in 2007, and we also look for mortgage banking revenues to be down slightly as the housing market slows.

Despite these challenges, we are optimistic about the prospects of our ability to grow long-term non-interest income as our base of fee-generating checking accounts expands, and we continue to integrate our insurance agency acquisitions. We could also see increases in wealth management revenues in the coming year as a result of some account fee structure changes and the full-year impact of recent additions of talented financial advisors. Growth in non-interest income and revenue diversification is a key part of our strategy, and we will continue to look for opportunities to reduce our reliance on net interest income.

On the cost side, Peoples’ non-interest expense in 2006 was unchanged from 2005. Increases in salaries from normal salary adjustments, professional fees, and marketing were offset by a reduction in intangible amortization and the non-recurrence of 2005 pension settlement charges. Fourth quarter 2006 non-interest expense was $12.9 million versus $12.6 million in the prior year quarter; with increases due mainly to normal salary and medical benefits expenses that were offset by lower incentive plan costs. Peoples’ 2006 efficiency ratio improved to 57.51% from 59.05% a year earlier, and we will continue to look for areas to control expenses in 2007.

The year 2006 also had strong loan growth, with total loans up by $60 million or 6% over year-end 2005. Our consumer indirect loan portfolio showed strong gains during 2006, and most of our loan growth occurred in commercial real estate and commercial real estate construction loans, particularly in core markets like Washington County and Guernsey County, Ohio. We had even stronger growth in economically vibrant markets in Central Ohio and Huntington, West Virginia.

Loan growth slowed down in the fourth quarter as some commercial loan prepayments caused loan totals to drop about $8 million for the quarter. For 2007, we expect loan growth to continue to be challenged again from expected pre-payments, and intense competition for loans. In 2007, we could even see flattish to 1 or 2% loan growth, as we have already had $5 million of loan pre-payments during the early weeks of 2007, with more expected.

And now to continue our discussion of our balance sheet and specifically thoughts on net interest margin and non-interest income, I will turn the call over to Don Landers, our Chief Financial Officer, to offer his comments:

Mr. Don Landers:

Thanks, Mark.

Our loan production in 2006 allowed us to progress toward our goal of returning to a more traditional asset mix and reduce our total investment balances by $40 million compared to year-end 2005. This helped net interest income grow $911,000, or 2%, in 2006, although net interest margin compressed 3 basis points to 3.29%.

During the fourth quarter of 2006, net interest margin expanded 11 basis points from the linked 3rd quarter to 3.31%, although some of this improvement was due to $280 thousand of loan pre-payment fees from expected loan payoffs.

We do not expect net interest margin to be as high in the first quarter or full year of 2007 due to the continued flat to inverted yield curve, plus the known re-pricing of $45 million in debt currently at 3.27% to market interest rates in the mid-4.50’s. The 2007 effect of this re-pricing to net interest margin could be mitigated somewhat as we analyze our wholesale funding sources for ways to reduce interest expense. Some strategies could include calling or refinancing $7 million of our trust preferred obligations currently at 9.10%.

Our sensitivity modeling shows that we are liability sensitive in a one-year time horizon. Our ability to improve net interest margin in the near term will continue to be challenged by pricing competition on both loans and deposits, along with a continuation of the current shape of the yield curve. Our modeling results indicate some contraction in net interest margin to the low 3.20’s for the 1st quarter of 2007 based on the expectation of a flat level of average earning assets during the period. If we are able to grow loans, then we could see some exchange in balances from our investment portfolio to our loan portfolio in accordance with our long-term balance sheet strategy, but at this time we do not anticipate significant net loan growth in 2007 due to known prepayments.

One of our challenges in the fourth quarter was asset quality, which resulted in a $1.9 million loan loss provision in the final quarter of the year compared to about $600,000 per quarter in the previous three quarters of 2006. As previously disclosed in November, we charged-off $2.9 million of impaired loans related to a single commercial loan relationship and restored $3.6 million of other commercial loans to accruing status during the fourth quarter of 2006. These events effectively lowered the level of non-accrual loans, but increased fourth quarter 2006 net charge-offs to $3.5 million compared to $550,000 in the fourth quarter of 2005.

For the year of 2006, net charge-offs were $3.8 million or 0.35% of average loans, while total non-performing assets were 0.53% of average assets. At December 31, 2006 the allowance for loan losses was 145% of total non-performing loans, while total non-performing loans comprised $10 million of the total $1.1 billion loan portfolio. Despite the setbacks in 2006, we believe Peoples Bancorp has good loan quality due to our sound underwriting practices that emphasize quality over growth, plus loan delinquencies are still on the relatively low side. We expect provision for loan losses to return to more historical levels in 2007.

Looking ahead to 2007, we will continue to focus on changing our balance sheet mix by growing core deposit balances to reduce our reliance on higher cost funding sources, although fierce competition still exists. We experienced some success during 2006 through our direct mail and gift campaigns by growing our non-interest-bearing deposit balances by $8 million or 5% over year-end 2005. In addition, we actively reduced over $160 million in long-term borrowings with a $136 million increase in interest-bearing deposits and a $21 million increase in short-term borrowings. About $50 million of the growth in interest bearing deposits was in retail CDs, $87 million was in brokered CDs, while other increases in money market balances offset declines in savings and interest-bearing checking.

Most of the retail deposit increases were in the Washington County market, where we enjoy a market-leader position. Going forward, we hope to capitalize on greater opportunities to grow business deposits in markets where we have fewer branches with the introduction of “remote deposit capture” technology that enables customers to perform banking transactions without physically traveling to a branch office.

I will now turn the call back over to Mark Bradley for his final comments.

Mr. Mark Bradley:

Thank you, Don.

During the latter half of 2006 we took action in accordance with our strategy to reallocate resources to markets with growth potential by selling our South Shore, Kentucky and Chesterhill, Ohio offices, and acquiring a full-service banking office in the central Ohio community of Carroll. The sale of these offices generated gains of about $450,000 in 2006.

The addition of the Carroll office increases Peoples total number of offices to four in the attractive market of Fairfield County, Ohio. We also recently announced plans to build another financial services office in downtown Huntington, West Virginia during 2007. This facility will position our company for continued growth in one of our better growth markets, and enhance the banking and insurance locations we already offer to our clients. We plan to continue the process of rationalizing our branch network during the coming year to position our company for long-term future growth.

We continue to look at opportunities to enhance shareholder value. We are analyzing our investment portfolio to determine if we hold investments that make sense to liquidate in this interest rate environment. Investments that fit this criteria will be analyzed further to determine the financial and liquidity issues involved, as well as impact to net interest margin, borrowing capacity and pledging requirements. We are still in the very early stages of our analysis, so it is too early to say for certain if and when any possible investment sales could occur. However, the current interest rate environment dictates that we do these types of analyses regularly in order to maximize our balance sheet potential.

Also, as we announced earlier this month, Peoples Bancorp’s board of directors approved a stock repurchase plan for 2007 that authorizes the repurchase of up to 425,000 shares. In the last couple of years, we have not been as active in treasury share buybacks as we restored capital consumed in acquisitions. It is our plan to be more active in 2007 with treasury share buybacks and therefore more actively manage our capital position. Current capital ratios are strong and therefore we believe we have sufficient capability to buy back significant shares.

Looking back on the fourth quarter and 2006 in general, we had a solid earnings year despite higher loan loss provision, the continuation of a very challenging interest rate environment, and increased costs of regulatory compliance. Loan growth was strong, and net interest income grew slightly due to improved asset yields more than offsetting increases in our cost of funding. Our non-interest revenues are good sources of income, and we have become less dependent on net interest margin, where we continue to experience pressure on both sides of the balance sheet. We are pleased with expense control in 2006 and will continue to evaluate areas where we can gain operating efficiencies.

In 2007, we look for net interest income to be pressured by margin compression and smallish, if any, loan growth. On a positive note, loan loss provision should be lower than 2006, and we think non-interest income and non-interest expense to be comparable to our 2006 results. In regards to revenue streams, we don’t expect to have the same amounts of one-time gains and insurance agency contingency income as we saw in 2006. On the expense side, we expect another year of flattish expense growth as we work harder to control expenses in this tight operating environment. We also look for our effective tax rate to be similar to the 26.7% booked in 2006.

Roll it all together and we are projecting 2007 earnings per share to be in the $2.01 to $2.05 range, although credit quality and the speed or amount of treasury share buybacks also play a major role in this projection. Our efficiency ratio is expected to remain in the 57 to 58% range, and we do not look for the interest rate curve to change much in 2007. If we see the curve return to a more normal shape, and short-term rates decrease, we would expect our earnings to improve as a result.

Yes, it’s a tough operating environment out there, but our focus remains on creating long-term shareholder value. We are blessed at Peoples Bancorp to have a great team of associates, a hard-working group that is dedicated to serving our customers and each other. We will continue to manage Peoples Bancorp for the long-term while making the best of a challenging interest rate environment.

This concludes our commentary, and we will open the call for questions. Once again, this is Mark Bradley, and joining me in the Q and A will be Don Landers our Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator, who will once again explain the Q and A session and the steps necessary to ask your questions. Thank you.

Facilitator:

If you would like to ask a question at this time, please press “star” then the number “one” on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Once again, to ask a question, please press star and the number one on your keypad.

Gentleman, there are no questions at this time. Do either of you have closing remarks?

Mr. Bradley:

Yes, I do want to thank everyone for listening. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section. Thanks for your time and have a great day.

Facilitator:

This will conclude today’s conference call.

END